UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2012

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 24, 2012, Globalstar, Inc. (“Globalstar” or the “Company”) and Thales Alenia Space France (“Thales”) agreed to settle their prior commercial disputes which were the subject of the previously disclosed May 2012 arbitration award. In addition, Globalstar and Thales have agreed to the principal terms relating to Globalstar’s purchase from Thales of six additional second-generation satellites at a fixed price of approximately € 25 million per satellites, payable over an approximately 3-year period after commencement of manufacturing. Globalstar and Thales expect to enter into a commercial contract, which will be subject to various conditions, including the receipt by Globalstar of necessary third-party financing, including from the Thermo companies, based upon these terms in the near future. Upon the later of the commercial contract effective date and the receipt by the Company of the additional funding, Globalstar will pay one-third of the arbitration award to Thales. Thales has agreed to waive the remaining two-thirds of the award and all interest on the award upon receipt of that payment and certain releases from Globalstar, to be provided at the earlier of December 31, 2012 and the receipt of the additional funding. The parties also have agreed to seek clarification from the arbitration panel with respect to a €3,864,000 claim by Thales related to the Phase 2 satellites. If the arbitrator determines Globalstar must pay that amount, payment may be deferred or subject to escrow, based on the timing of delivery of the last Phase 2 satellite. If the arbitral decision is not received by the commercial contract effective date, Globalstar will place that amount in escrow until the decision is received.

Either Thales or the Company may terminate the settlement if the new commercial contract is not signed by February 28, 2013. The settlement is also subject to Globalstar’s receipt of consent under its Facility Agreement, which Globalstar expects to receive in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

By:	/s/ James Monroe III
James Monroe III
Chairman and Chief Executive Officer

Date: June 28, 2012